Exhibit 99.1

Eastern Virginia Bankshares

NEWS RELEASE

EASTERN VIRGINIA BANKSHARES, INC.

Eastern Virginia Bankshares	Contact:	Ron Blevins
330 Hospital Road		Sr.Vice President & Chief Financial Officer
Tappahannock, VA 22560	Voice:	804/443-8423
	Fax:	804/445-1047

January 21, 2005

For Immediate Release

Eastern Virginia Bankshares Announces Earnings, Declares Dividend

Tappahannock, VA. - Eastern Virginia Bankshares (NASDAQ:EVBS) today reported fourth quarter and full year net income and announced declaration of a quarterly dividend.

The Company reported net income of $7.24 million, or $1.48 per diluted share for the year 2004 compared to $7.08 million, or $1.46 per diluted share, for the year 2003. Net interest income increased $3.1 million or 12.0% as a result of an increase in average loans of 15.7% and average securities of 18.0% as the Company realized the benefits resulting from the late 2003 acquisition of three branches in Southside Virginia from BB&T/First Virginia Bank/Hampton Roads. Interest income increased 9.5% while interest expense was up only 3.3%. Noninterest income and realized gains on securities sales both increased at a double-digit rate. These positive effects on net income were significantly offset by a 20.6% increase in noninterest expense. On a year-over-year basis noninterest expense was impacted by a full year of expense for the branches acquired in 2003 and one new branch opened in both 2003 and 2004; the full-year impact of infrastructure development in 2003 and approximately $500 thousand of expense related to implementation of the SEC mandated Sarbanes-Oxley Act Rule 404 relating to documentation and management attestation of the internal control structure for financial reporting. Asset quality remained reasonably stable with nonperforming assets at 0.94% of total loans compared to 0.84% at December 31, 2003. Net loan charge-offs for the year also remained stable as net charge-offs were 0.22% of average loans outstanding as compared to 0.21% in 2003.

EVBS reported fourth quarter net income of $1.66 million, or $0.34 per diluted share. For the quarter ended December 31, 2004, net income decreased $165 thousand, or 9.1%, from fourth quarter 2003 net income of $1.82 million. Earnings per share decreased $0.04 per share from $0.38 per share in the same quarter of 2003. Decreased net income for the quarter was primarily the result of an increase in noninterest expense of $491 thousand compared to the same quarter in 2003 and an increase of $402 thousand compared to the previous quarter of 2004. Compared to the prior quarter of 2004, the increased expenses included approximately $50 thousand in payroll, occupancy and other expenses related to the December 2004 opening of the new Central Garage branch; approximately $200 thousand related to Sarbanes-Oxley implementation discussed in the prior paragraph and $90 thousand related to an LLC investment with the Virginia Bankers Association in a start up venture that is expected to reach break-even in 2005.

The Company’s net interest margin declined nine basis points to 4.69% for the quarter compared to 4.78% for the fourth quarter of 2003 and decreased 17 basis points to 4.72% for the year compared to 4.89% for 2003. Net interest margin for the Company in the quarter ended December 31, 2004 began to benefit from the increasing interest rate environment as the quarterly margin improved four basis points to 4.69% compared to 4.65% in the quarter ended September 30, 2004.

The Company’s return on average equity (ROE) and return on average assets (ROA) were 12.42% and 1.05%, respectively, for the year 2004, compared to 12.96% and 1.21%, respectively, for the year 2003. For the quarter ended December 31, 2004, ROE and ROA were 11.09% and 0.94%, respectively, compared to 13.14% and 1.09% for the same quarter in 2003.

President and CEO Joe Shearin stated “We continue to invest heavily into improving our infrastructure as well as our delivery channel. We are excited about the opening and prospects of our newest branch in the high growth area of King William County. During much of 2004 we aggressively focused on complying with Sarbanes-Oxley 404. We invested heavily in outside resources to leverage on their expertise while utilizing many of our internal associates to successfully implement the necessary controls to make EVB a better organization. SOX 404 was an unknown factor during last year’s budgeting cycle, but a necessity in our development as a holding company. We will continue to focus on seeking best practices in order to streamline operations and take advantage of efficiencies at the holding company level. This will allow our individual banks to concentrate on delivering high levels of service quality to our customers, while actively seeking new opportunities. We are committed to making additional investments in our company as we build upon our long tradition of community banking with a vision to be the Best of the Best.

President and CEO Joe Shearin is also pleased to announce that the Board of Directors declared a regular quarterly dividend of $0.15 per share payable on February 15, 2005 to shareholders of record as of January 31, 2005.

Eastern Virginia Bankshares, the parent company for Bank of Northumberland, Hanover Bank, and Southside Bank, operates 21 retail branches in the counties of Caroline, Essex, Gloucester, Hanover, King William, Lancaster, Middlesex, Northumberland, Southampton, Surry and Sussex.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Such forward-looking statements involve known and unknown risks including, but not limited to, changes in general economic and business conditions, interest rate fluctuations, competition within and from outside the banking industry, new products and services in the banking industry, risk inherent in making loans such as repayment risks and fluctuating collateral values, problems with technology utilized by the Company, changing trends in customer profiles and changes in laws and regulations applicable to the Company. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.

Eastern Virginia Bankshares

Selected Financial Information

(dollars in thousands, except per share data)

	Three Months Ended
	12/31/2004	12/31/2003
Income Statements
Interest income	$10,232	$9,972
Interest expense	2,759	2,713

Net interest income	7,473	7,259
Provision for loan losses	322	665
Noninterest income	1,122	1,181
Realized securities gains / (losses)	34	84
Noninterest expense	6,010	5,519
Income tax expense	640	518

Net income	$1,657	$1,822

Diluted earnings per share	$0.34	$0.38

Selected Ratios
Return on average assets	0.94%	1.09%
Return on average equity	11.00%	13.14%
Net interest margin	4.69%	4.78%
	Year Ended
	12/31/2004	12/31/2003
Interest income	$40,114	$36,631
Interest expense	10,770	10,421

Net interest income	29,344	26,210
Provision for loan losses	1,279	1,637
Noninterest income	4,281	3,770
Realized securities gains / (losses)	303	173
Noninterest expense	22,778	18,880
Income tax expense	2,631	2,553

Net income	$7,240	$7,083

Earnings per share, basic	$1.49	$1.46
Diluted earnings per share	$1.48	$1.46

Selected Ratios
Return on average assets	1.05%	1.21%
Return on average equity	12.42%	12.96%
Net interest margin	4.72%	4.89%
	12/31/2004	12/31/2003
Balance Sheets
Loans, net of unearned interest	$512,550	$486,750
Total assets	696,017	677,172
Deposits	589,878	581,149
Other borrowings	41,257	34,286
Shareholders’ equity	59,763	56,556
Book value per share	12.24	11.62

Asset Quality
Allowance for loan losses	$6,676	$6,495
Nonperforming assets	4,816	4,104
Net charge-offs	1,099	889
Loan loss reserve % of total loans	1.30%	1.33%
Nonperforming assets % of total loans and other real estate	0.94%	0.84%